DESCRIPTION OF THE REGISTRANT’S SECURITIES The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by the Company Second Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bye-laws (the “Bye-laws”) each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. In this “Description of the Securities,” “we,” “us,” “our,” the “Company” and “our Company” refer to Wejo Group Limited and not to any of its subsidiaries. Our authorized share capital is 634,000,000 common shares, par value $0.001 per share (the “Common Shares”) and 1,000,000 undesignated shares, par value $0.001 per share. As of December 31, 2022, there were 109,771,513 shares of our Common Shares issued and outstanding, 16,466,854 warrants and no preferred shares outstanding. Unless the Company’s Board of Directors (the “Board”) determines otherwise, we will issue all of our share capital in uncertificated form. Common Shares Under Bermuda law and the Bye-laws, the Board is authorized to issue any of our authorized but unissued Common Shares without shareholder approval on such terms as the Board determines. The holders of Common Shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Common Shares. Unless a different vote is required by Bermuda law or by the Bye-laws, resolutions to be approved by holders of voting shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Holders of Common Shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. The Charter and the Bye-laws do not authorize cumulative voting and directors are elected by plurality of votes. Any individual who is a shareholder of the Company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. The Bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in such form as the Board may determine. In the event of our liquidation, dissolution or winding up, the holders of Common Shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares. Preferred Shares Under Bermuda law and the Bye-laws, the Board is authorized to issue preference shares in one or more series without shareholder approval (“Preferred Shares”). The Board has the discretion under the Bye-laws to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of our authorized but unissued undesignated shares, and the Board may issue those shares in series of Preferred Shares, without any further shareholder approval. The rights with respect to a series of Preferred Shares may be greater than the rights attached to our Common Shares. It is not possible to state the actual effect of the issuance of any Preferred Shares on the rights of holders of our Common Shares until the Board determines the specific rights attached to those Preferred Shares. The effect of issuing Preferred Shares could include, among other things, one or more of the following: • restricting dividends in respect of our Common Shares; • diluting the voting power of our Common Shares or providing that holders of Preferred Shares have the right to vote on matters as a class; • impairing the liquidation rights of our Common Shares; or delaying or preventing a change of control of us.

We have no Preferred Shares outstanding, and we have no present plans to designate the rights of or to issue any Preferred Shares. Warrants The Company has issued warrants with the following terms: • 11,500,000 warrants issued November 18, 2021, each of which entitles the registered holder to purchase one Common Share at a price of $11.50 per share, and expiring on November 18, 2026 or earlier upon redemption or liquidation (the “Public Warrants”); • 3,776,378 warrants issued July 27, 2022, each of which entitles the registered holder to purchase one Common Share at a price of $1.56 per share, and expiring on July 27, 2027 or earlier upon redemption or liquidation; and • 1,190,476 warrants issued December 16, 2022, each of which entitles the registered holder to purchase one Common Share at a price of $0.75 per share, and expiring on December 16, 2025 or earlier upon redemption or liquidation. Exchangeable Rights The Company has 6,600,000 outstanding exchangeable rights through its subsidiary, Wejo Bermuda Limited (“Wejo Bermuda”), to purchase an aggregate of 6,600,000 Common Shares (the “Exchangeable Rights”). Each Exchangeable Right entitles the holder to exchange one Exchangeable Right for one Common Share at an exercise price of $11.50 per share, subject to adjustment, or cash, at Wejo Bermuda’s option. The Exchangeable Rights may be exercised at any time until November 18, 2026. Earnout Shares During the seven-year period following the closing of the Virtuoso Business Combination (the “Earnout Period”), the Company may issue up to 6,000,000 Common Shares to the former equity holders of its subsidiary, Wejo Limited (the “Earnout Shares”), comprised of four separate tranches of 1,500,000 Common Shares each, issuable upon the occurrence of each Earnout Triggering Event (defined below). The issuance of these shares would dilute all Common Shares outstanding at that time. An “Earnout Triggering Event” means the date on which the closing volume weighted average price of one Common Shares quoted on the NASDAQ is greater than or equal to certain specified prices for any 20 trading days within any 30 consecutive trading day period within the Earnout Period. Dividend Rights Under Bermuda law and the Bye-laws, the Board has discretion as to the payment of dividends on our Common Shares, including the amount (if any), payment date and whether paid in cash or satisfied by our shares or other assets, without shareholder approval. Under Bermuda law, we may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of our assets would as a result be less than our liabilities. Under the Bye-laws, each share of Common Shares is entitled to dividends if, as and when dividends are declared by the Board, subject to any preferred dividend right of the holders of any Preferred Shares, pari passu and pro rata to the number of shares of Common Shares issued and outstanding. If we are permitted under Bermuda law to pay dividends, there are no restrictions on our ability to pay dividends in U.S. dollars or to U.S. residents who are holders of our shares. Any cash dividends payable to holders of our Common Shares listed on the NASDAQ will be paid to Continental Stock Transfer & Trust, our transfer agent in the United States for disbursement to those holders.

Board of Directors The Bye-laws provide that, subject to the right of holders of any series of Preferred Shares, the Board will be divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms. The Board currently consists of six directors. Certain Anti-Takeover Provisions under our Charter and Bye-laws The Company’s Charter and Bye-laws, as well as Bermuda law, contain provisions that may discourage, delay or prevent a merger, amalgamation, acquisition, or other change in control that shareholders may consider favorable, including transactions in which you might otherwise receive a premium for common shares. These provisions may also prevent or frustrate attempts by our shareholders to replace or remove our management. Our corporate governance documents include provisions: • authorizing blank check Preferred Shares, which could be issued without shareholder approval and with voting, liquidation, dividend and other rights superior to our Common Shares; • providing that any action required or permitted to be taken by our shareholders must be taken at a duly called annual or special meetings of such shareholders and may not be taken by any consent in writing by such shareholders; • requiring, to the fullest extent permitted by applicable law, advance notice of shareholder proposals for business to be conducted at meetings of our shareholders and for shareholder-proposed nominations of candidates for election to our Board; • establishing a classified Board, so that not all members of our board are elected at one time, with the election of directors requiring only a plurality of votes cast; • providing that certain actions required or permitted to be taken by our shareholders, including amendments to the Bye-laws and certain specified corporate transactions, may be effected only with the approval of our Board, in addition to any other vote required by the Bye-laws and/or applicable law; • prohibit us from engaging in a business combination with a person who acquires at least 10% of our common shares for a period of three years from the date such person acquired such common shares unless approved by our Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of our issued and outstanding voting shares that are not owned by such person, subject to certain exceptions; and • providing that directors may be removed by shareholders only by resolution with cause upon the affirmative vote of at least two-thirds of our issued and outstanding voting shares. Listing The NASDAQ ticker symbols for the Company’s Common Shares and Public Warrants are “WEJO” and “WEJOW,” respectively.